UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/21/2006

THE SANDS REGENT
(Exact name of registrant as specified in its charter)

Commission File Number:  0-14050

NV	880201135
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

345 N. Arlington Avenue, Reno, NV 89509
(Address of principal executive offices, including zip code)

775 348 2224
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

The Sands Regent (Nasdaq: SNDS) announced today an update on expansion plans for its Rail City Casino property in Sparks, NV.

Initially, the property's current 650 slot machines will be increased to 850, with ultimate plans for a total of 1,000 games. Pending completion of the permit process with the city of Sparks, management plans to begin a six-month, phased construction process in mid-calendar year 2006. Included in the scope of the expansion will be an additional restaurant and bar venue.

Effective March 21, 2006, Plantation Investments, Inc., a subsidiary of the Company, has contracted to purchase a half-acre site that is adjacent to the casino, for $1.3 million. Occupying the site currently is a 27-unit motel. The Company plans to demolish substantially all of the motel units to provide for additional customer parking during construction and once the expansion is completed. Closing of the transaction is scheduled to occur on or before April 3, 2006.

The scope of the expansion has been increased, and the budgeted project costs have been revised to approximately $13.8 million versus the previous estimate of $8.5 million. Increased construction costs, refinement of the project scope, careful sequencing of construction activity to minimize customer inconvenience and the acquisition of additional land for customer parking are the primary drivers of the increased cost estimates.

Ferenc Szony, President and CEO of The Sands Regent, commented, "We are confident that by enhancing this expansion opportunity at Rail City Casino, we will ensure that the new facility will exceed customer expectations, in part by adding even more parking than originally planned, right on Victorian Avenue. The added investment will ensure that we maximize the property's profitability."

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SANDS REGENT

Date: March 20, 2006	By:	/s/ Cornelius T. Klerk
Cornelius T. Klerk
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.32	Contract to purchase additional property for Rail City Expansion